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Exhibit 23.4


Independent Accountants' Consent
--------------------------------

The Board of Directors
NovaStar Financial, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-44977 on Form S-8 of NovaStar Financial, Inc. of our report, dated February 9, 2001, relating to the consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of NovaStar Financial, Inc.

Kansas City, Missouri
March 21, 2001

/s/ KPMG LLP